                                                                     Exhibit 2.3

                                AMENDMENT NO. 2
                                ---------------
                                       TO
                                       --
                                MERGER AGREEMENT
                                ----------------


          THIS AMENDMENT NO. 2 dated May 24, 1999 amends that certain MERGER AGREEMENT (the "Merger Agreement") made as of March 26, 1999 and as amended by Amendment 1 dated April 13, 1999, by and between Louis D. Paolino, Jr. and Red Mountain Holding, Ltd. ("Shareholders") on the one hand, and Mace Security International, Inc. ("Purchaser") on the other hand. All capitalized terms set forth herein and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Merger Agreement must be amended to reflect the change of the date on or after which, if the Closing shall not have occurred due to the non-fulfillment of a condition precedent of a party's obligation to close as set forth at Article VII and VIII, as applicable (through no fault or breach by the terminating party), either party may terminate the Merger Agreement and the transactions contemplated thereby.

          In that regard, Section 1.5 of the Merger Agreement is hereby amended by replacing all references to "July 31, 1999" with "August 31, 1999"

          2. The Merger Agreement must be amended to reflect the increase of the size of the Board, effective as of the Merger, from five to seven member and further reflect that Mr. Paolino and Mr. Papadakis have already been appointed to the Board to fill certain vacancies created upon the resignation of certain directors .

          In that regard, Section 1.7(b) is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "(b) The written resignation of such officers and directors as Sellers shall request."

          3. All other terms of the Merger Agreement shall remain in full force and effect.

          4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment No. 2 to Merger Agreement as of the day and year first above written.


SHAREHOLDERS                                  PURCHASER

/s/ Louis D. Paolino, Jr.              MACE SECURITY INTERNATIONAL, INC.
--------------------
Louis D. Paolino, Jr.

                                       By: /s/ Jon E. Goodrich
                                           --------------------
Red Mountain Holding, Ltd.             Jon E. Goodrich
                                       Chief Executive Officer
By: /s/ David Ehrlich, Director
   ----------------------------
   David Ehrlich, Director

                                     B-33